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                                                                   EXHIBIT 10.13


                                                         INTER-OFFICE MEMORANDUM

[AGCO  AGCO Corporation
LOGO]  -------------------------------------------------------------------------


     TO:     Stephen Lupton

   FROM:     Martin Richenhagen

   DATE:     January 26, 2005

SUBJECT:     Employment Agreement

This memorandum will confirm the terms and understandings regarding your continued employment in the United States as Senior Vice President, Corporate Development and General Counsel.

Effective 1 February 2005, your foreign assignment status and associated allowances will terminate and you will continue your employment with AGCO Corporation with a permanent base at AGCO's Corporate Offices in Duluth, Georgia, on the terms and conditions applicable to any other Duluth-based Officer of AGCO Corporation, and as set out in your Employment Agreement of 1 September 1999.

Also, effective 1 February 2005, your annual base salary will be Three hundred and fifty thousand Dollars ($350,000) and you will continue to participate in the Company's Incentive Compensation Plan at a potential award rate of 50%.

On cessation of your employment, the Company will repatriate you and your spouse to the UK. The Company will also reimburse your and/or pay for reasonable relocation expenses. This includes packing, insuring and transporting reasonable personal household effects and furniture to the UK, including any necessary in-transit charges, storage and insurance, but excluding automobiles.

It is understood that if additional issues need to be addressed as a result of this change in your status, they will be resolved with the good faith of both parties.

/s/ Martin Richenhagen
Martin Richenhagen
President and CEO